Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

U.S. Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

I hereby consent to the incorporation and use in this Annual Report of Daulton Capital, Inc. on Form 10-K of my audit report, dated July 13, 2011, relating to the accompanying balance sheet as of
April 30, 2011 and April 30, 2010 and the related statements of operations, stockholders’ equity and cash flows for the years then ended including the three month periods ended April 30, 2011 and 2010, and for the period from inception (January 8, 2008) to April 30, 2011.

/s/ John Kinross-Kennedy, CPA

John Kinross-Kennedy, CPA
Irvine, California
August 11, 2011